                                                                  Exhibit 10.17

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of February 2, 2000 by and between VIATEL, INC., a Delaware corporation with an office at 685 Third Avenue, New York, New York 10017 (the "Company"), and WILLIAM C. MURPHY, an individual currently residing at 62 Clonmel Road, London SW6 U.K. (the "Executive").

                              W I T N E S S E T H:

             WHEREAS, the Company desires to employ Executive and Executive desires to provide services to the Company;

             WHEREAS, the Company and the Executive desire that the Company employs the Executive as the Company's President.

             NOW THEREFORE, each of the Company and the Executive, intending to be legally bound, hereby mutually covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  The following terms used in this Agreement shall have the meanings set forth below.

                  1.1 "Accrued Obligations" shall mean, as of the Date of Termination, the sum of Executive's aggregate accrued but unpaid (A) Base Salary, (B) Bonus Award, (C) other cash compensation and (D) vacation pay, expense reimbursements and other cash entitlements, all determined through the date of Termination.

                  1.2 "Base Salary" shall mean the amount set forth in Section
3.1 hereof.

                  1.3 "Bonus Award" shall mean a cash bonus equal to eighty five percent (85%) of the Executive's Base Salary multiplied by the Bonus Multiple for the applicable Performance Year.

                  1.4 "Bonus Multiple" shall mean the amount determined by reference to Section 3.2 hereof.

                  1.5 "Cause" shall mean Executive's (i) material violation of
Section 2.3 hereof, which violation has not been cured within 15 days of the date that written notice thereof is received by Executive from the Board of Directors of the Company (the "Board"); (ii) material violation of Section 4.1 or 4.2 hereof; (iii) violation of Section 4.3 hereof; (iv) gross negligence or dishonesty in the performance of his duties hereunder or habitual neglect in managing the Company; PROVIDED, HOWEVER, that the Board undertakes a comprehensive review and determines that such conduct is materially injurious or materially damaging to the

Company or its reputation; or (v) conviction of any felony or a misdemeanor involving fraud, misrepresentation or dishonesty.

                  1.6 "Change of Control" is defined to mean such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the then outstanding Voting Stock of the Company on a fully diluted basis or (ii) individuals who at the beginning of any period of two consecutive calendar years constituted the Board (together with any new directors whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the members of the Board then still in office who either were members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office.

                  1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  1.8 "Common Stock" shall mean the common stock, par value $.01 a share, of the Company.

                  1.9 "Competitive Activities" shall have the meaning set forth in Section 4.3 hereof.

                  1.10 "Confidential Material" shall have the meaning set forth in Section 4.2 hereof.

                  1.11 "Control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                  1.12 "Date of Termination" shall mean (i) if employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive's duties during such thirty (30) day period), and (ii) in all other cases, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

                  1.13 "Disability" shall mean Executive's death or inability to perform his material duties to the Company by reason of a physical or mental disability, which inability has existed for at least six consecutive months. Any question as to the existence of a Disability shall be determined by a qualified physician not employed by the Company and selected by Executive (or a member of Executive's immediate family) and approved by the Company. The written determination of such physician shall be conclusive for all purposes relating to this Agreement.

                  1.14 "Disability Payment" shall mean, for purposes of Section 5.3(d) hereof, an amount equal to the greater of (i) 60% of the Base Salary in effect for the calendar year in which such Disability occurred (or the average Base Salary if such Disability occurred over more than one calendar year) and (ii) the amount payable to Executive under any disability plan as adopted by the Company from time to time (the "Disability Plan").

                  1.15 "EBITDA" shall mean, with respect to the Company on a consolidated basis for any Performance Year, the Company's consolidated earnings before interest, taxes, depreciation and amortization, as such is reported in the Company's financial statements.

                  1.16 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  1.17 "Excise Tax" shall mean the excise tax imposed by Code
Section 4999 plus any interest or penalties incurred by Executive with respect to such excise tax.

                  1.18 "Good Reason" shall mean any (i) reduction in Executive's Base Salary, (ii) failure by the Company to continue any material benefit or compensation plan, life insurance plan, health and accident plan, disability plan (or plan providing Executive with substantially similar benefits) in which Executive is participating or the material reduction by the Company of Executive's benefits under any such plan, (iii) failure by the Company to obtain an assumption of this Agreement by any successor of the Company (as contemplated in Section 6.2 hereof) or (iv) material diminution in Executive's authority, function or position with the Company which continues after 15 days of the date that written notice thereof is given to the Board by Executive.

                  1.19 "Income Tax" shall mean all taxes other than the Excise Tax (including any interest or penalties imposed with respect to such taxes) including, without limitation, any income and employment taxes imposed by any federal (including (i) FICA and Medicare taxes, and (ii) the tax resulting from the loss of any federal deductions or exemptions which would have been available to Executive but for receipt of the Payment), state, local, commonwealth or foreign government.

                  1.20 "Intellectual Property" shall mean any idea, process, trademark, service mark, trade or business secret, invention, technology, computer program or hardware, original work of authorship, design, formula, discovery, patent or copyright, application, record, design, plan or specification and any related improvement, right or claim.

                  1.21 "Notice of Termination" shall mean a written notice as provided herein.

                  1.22 "Participation," including with correlative meanings, the term "participate," shall mean the direct or indirect participation in any Competitive Activity, whether as an operator, manager, consultant, and whether individually or jointly.

                  1.23 "Payment" shall mean any payment or distribution (or acceleration of benefits) by the Company to or for Executive's benefit (whether paid or payable or distributed or distributable (or accelerated) pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under Section 5.3(e)(iv) hereof. In addition, Payment shall include the amount of income deemed to be received by Executive as a result of the acceleration of the exercisability of any of Executive's options to purchase stock of the Company, the acceleration of the lapse of any restrictions on performance stock or restricted stock of the Company held by Executive or the acceleration of payment from any deferral plan.

                  1.24 "Performance Year" shall mean each calendar year.

                  1.25 "Person" shall mean any individual or entity, whether a governmental or other agency or political subdivision thereof or otherwise.

                  1.26 "Retirement" shall mean (1) voluntary retirement (excluding Termination for Good Reason) before mandatory retirement age, if any, with an immediate, nonactuarially-reduced pension under any Retirement Program,
(2) termination in accordance with any retirement arrangement other than under the Company's Retirement Program, which is established with Executive's consent or (3) mandatory retirement as set forth under any Retirement Program adopted by the Company as it existed before the Change of Control or as agreed to by Executive following a Change of Control.

                  1.27 "Retirement Program" shall mean any retirement program plan for the employees of the Company and participating subsidiaries plus any excess or supplemental pension plans maintained by the Company.

                  1.28 "Revenue" shall mean, with respect to the Company on a consolidated basis for any Performance Year, the Company's consolidated net revenue for such Performance Year as determined in accordance with generally accepted accounting principles consistently applied, including revenue earned during such Performance Year and less credits and discounts issued and accrued during such Performance Year.

                  1.29 "Severance Payment" shall mean an amount equal to (i) absent a Change of Control (A) the sum of (1) the Base Salary for the calendar year in which the Termination occurs PLUS (2) the prior year's Bonus Award (not to be less than $100,000) MULTIPLIED BY (B) the Severance Period Multiple; and
(ii) in the event of a Change of Control, two hundred and fifty percent of (250%) of the sum of (A) the greater of Executive's Base Salary payable to Executive by the Company immediately before the Date of Termination and Executive's Base Salary which are payable to Executive by the Company immediately before a Change of Control, whether or not such Base Salary was includible in Executive's gross income for Federal income tax purposes; plus (B) the average Bonus Award for the two fiscal years prior to the Change of Control, whether or not such Bonus Award was includible in Executive's gross income for Federal Income tax purposes.

                  1.30 "Severance Period Multiple" shall mean, the quotient obtained by DIVIDING (i) the Severance Period by (ii) 12; PROVIDED, HOWEVER, that the Severance Period Multiple shall not be less than one.

                  1.31 "Severance Period" shall mean the number of full calendar months remaining in the Term on the date of any Termination.

                  1.32 "Term" shall have the meaning set forth in Section 2.2 hereof and shall include any renewal or extension as set forth herein, including any period of consultancy under Section 5.3(e)(viii) hereof.

                  1.33 "Termination" shall mean termination of Executive's employment with the Company for any reason.


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

                  1.34 "Voting Stock" shall mean with respect to any share, interest, participation or other equivalent (however designated, whether voting or non-voting) in equity of the Company, whether now outstanding or issued after the date hereof, including, without limitation, any Common Stock, any preferred stock and any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the Board.

                                   ARTICLE II

                               EMPLOYMENT AND TERM

                  2.1 EMPLOYMENT. The Executive shall be employed as the President of the Company and Executive hereby accepts such employment. In addition, Executive agrees that he will serve in any similar capacity on behalf of any existing or future subsidiary of the Company as reasonably requested by the Board.

                  2.2 TERM. (a) Subject to the provisions of Article V hereof, the Term shall commence on the date hereof and shall end on the earlier of (i) the second anniversary of the date hereof and (ii) the date of any Termination. If at least six (6) months' advance written notice terminating this Agreement is not received by either party from the other party before the end of the initial two-year Term, then this Agreement shall be automatically renewed for successive one year-periods.

                  2.3 DUTIES. The Executive shall be directly responsible for the Company's daily operations and shall have all powers, duties and responsibilities commensurate with his position as set forth in Section 2.1 hereof or as may be assigned by the Chief Executive Officer and/or the Board from time to time; PROVIDED, HOWEVER, that any such powers, duties and responsibilities assigned by the Board are commensurate with such position. The Executive shall use his best efforts and devote all of his business time, attention and energy in performing his duties. Notwithstanding the foregoing, nothing in this Agreement shall restrict Executive from managing his personal investments, personal business affairs and other personal matters, or serving on civic or charitable boards or committees, if such activities do not interfere with the performance of his duties hereunder or conflict with the Company's interests.

                                   ARTICLE III

                            COMPENSATION AND BENEFITS

                  3.1 BASE SALARY. For services performed by Executive, the Company shall pay Executive an annual Base Salary of $395,000 in accordance with the Company's regular payroll practices. On each anniversary date of this Agreement, the Executive's Base Salary shall be increased as determined in the sole discretion of the Compensation Committee of the Board (the "Compensation Committee"); PROVIDED, HOWEVER, that such annual increase shall not be less than the amount equal to the product of the Base Salary MULTIPLIED BY the percentage increase, if any, in the Consumer Price Index for all Urban Consumers, All Items, for the most recent twelve-month period for which such figures are then available from the Department of Labor Bureau of Statistics or similar report.


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

                  3.2 BONUSES. (a) ANNUAL BONUS. (i) No later than January 15 of each calendar year, the Company shall pay to Executive an annual Bonus in respect of the prior fiscal year in an amount equal to the Bonus Award multiplied by the Bonus Multiple. For purposes of this Agreement, the term "Bonus Multiple" shall mean the multiple, if any, determined by reference to the matrix set forth below, based on the Company's overall financial performance for the relevant year by providing the percentage variance between "Revenue" and "EBITDA" actually reported for the fiscal year and "Revenue" and "EBITDA" as set forth in the annual budget adopted by the Board.

                       EBITDA VARIANCE (ACTUAL VS. BUDGET)


                                    -15% TO -5%     -5% TO 5%       +5.1% TO 15%      + 15%
-----------------------------------------------------------------------------------------------
   REVENUE        -15% TO -5%

                                        0.6            0.7              0.8            1.0
                                   ------------------------------------------------------------
  VARIANCE        -4.99% TO 5%

                                        0.8            1.0              1.1            1.2
                                   ------------------------------------------------------------
   (ACTUAL         +5% TO 15%

                                        1.0            1.1              1.2            1.4
                                   ------------------------------------------------------------
     VS.         +15.1% TO 25%

                                        1.2            1.5              1.7            1.8
                                   ------------------------------------------------------------
   BUDGET)           + 25%              1.4            1.7              1.8            2.0




                           (ii) The final determination of EBITDA with respect
to any Performance Year shall be subject to the approval of the Compensation Committee. If such approval is not obtained within 15 days after completion of the Company's audited financial statements for the related Performance Year, the Compensation Committee shall appoint a nationally recognized accounting firm (which may be the Company's auditors) to determine EBITDA in respect of such Performance Year.

                           (iii) If Executive is employed for a part of a
Performance Year, he shall receive a pro rated Bonus Award, determined by computing the Bonus Award as if Executive were employed for the entire Performance Year and MULTIPLYING such Award by a fraction, of which (i) the numerator is the number of days he was employed by the Company during such Performance Year and (ii) the denominator is 365. Notwithstanding the foregoing, no Bonus Award shall be paid if Executive's employment was terminated either (x) by the Board for Cause or (y) by the Executive without Good Reason.

                           (iv) Any compensation which may be otherwise
authorized from time to time by the Board (or an appropriate committee thereof) shall be in addition to the Base Salary and any Bonus Award.

                           (b) SPECIAL BONUSES.(i) Promptly following the
execution of this Agreement, Executive shall receive a signing bonus of $200,000. In addition, following Executive's repatriation to the United States, Executive shall receive a relocation bonus of $150,000, which amount shall be offset against any annual bonus paid to Executive for fiscal year 2000.

                  3.3 STOCK OPTIONS/RESTRICTED STOCK. In connection with the execution of this Agreement, Executive shall receive options to purchase 189,000 shares of Common Stock and 48,000 shares of restricted Common Stock. In addition, Executive shall be entitled to receive annual grants of stock options and/or restricted stock in amounts determined by the Board (or any committee thereof) in its sole and absolute discretion.

                  3.4 OTHER BENEFITS. In addition to the Base Salary and the Bonus Award, Executive shall also be entitled to the following:

                      (a) PARTICIPATION IN BENEFIT PLANS. Executive shall be entitled to participate in and receive benefits under all present and future life, accident, disability, medical, pension, and savings plan and all similar benefits made available to senior executive officers of the Company. Executive shall also be entitled to participate in all other welfare and benefit plans maintained by the Company and/or its subsidiaries, as the case may be, for their respective employees generally.

                      (b) VACATION. Executive shall be entitled to vacation and paid holidays consistent with the Company's practices as adopted from time to time; PROVIDED, HOWEVER, that such vacation shall not be less than twenty (20) days each year.

                      (c) CAR ALLOWANCE. Executive shall be entitled to receive a car allowance of $1,000 per month while residing in the United Kingdom. Once Executive has been repatriated to the United States, the foregoing car allowance shall terminate and be replaced with a parking allowance in the range of $500 per month

                      (d) HOUSE HUNTING EXPENSE AND CLOSING EXPENSE ALLOWANCE. Executive shall be entitled to reimbursement of costs (business-class airfare, five nights accommodations and meals) associated with two trips by himself and his wife from the United Kingdom to the United States for the purpose of locating a primary residence in the greater New York metropolitan area. In addition, Executive shall be entitled to reimbursement for up to $25,000 of closing costs (inclusive of associated legal fees) in connection with the purchase of his new primary residence in greater the New York metropolitan area.

                      (e) FAMILY REPATRIATION. Executive shall be entitled to reimbursement for business-class airfare, ground transportation, meals and incidentals associated with the repatriation of Executive's family to the United States. In addition, the Company will reimburse Executive for any loss incurred on the sale of up to two of Executive's personal automobiles located in the United Kingdom, the reimbursable amount of which will be determined on the basis of a percentage of the sales price based on the age of the automobile, using five-year straight-line depreciation. Further, Executive shall also be entitled to elect to have the Company either (i) purchase his residence in London at its fair market value (which shall not be less than the sum of the original purchase price paid by Executive, associated closing costs and documented costs of any improvements made to the house by Executive) or (ii) provide rental management of Executive's residence in London, which services will be provided by Relocation Resources International, and pay the difference, if any, between Executive's mortgage expense on his London residence and the monthly rental which is obtained for the residence. In connection with Executive's repatriation, the Company will arrange for, and bear the costs associated with, the shipment of Executive's household goods via its international moving company and will arrange and pay for one door-to-door air shipment of any personal effects that Executive needs immediately upon his arrival in the

United States. Finally, Executive shall receive a lump-sum payment for thirty
(30) days of interim living in the New York metropolitan area based on a per diem rate for lodging, car rental, meals and incidentals.

                      (f) EXPENSES The Company shall reimburse Executive for reasonable travel expenses and out of pocket business expenses incurred by Executive in the performance of his duties hereunder, provided appropriate documentation supporting such expenses is submitted in accordance with the Company's governing policies.

                                   ARTICLE IV

                                    COVENANTS

                  4.1 NON-INTERFERENCE. During the Term and a period of two years thereafter, Executive agrees not to solicit or encourage any employee of the Company who is employed in an executive, managerial, administrative or professional capacity or who possesses Confidential Material to leave the employment of the Company.

                  4.2 NONDISCLOSURE OF CONFIDENTIAL MATERIAL. (a) In the performance of his duties hereunder, Executive shall have access to confidential records and information, including, but not limited to, information relating to
(i) any Intellectual Property or (ii) the Company's business practices, finances, developments, customers, affairs, marketing or purchasing strategy or other secret information (collectively, clauses (i) and (ii) of this Section 4.2(a) are referred to as the "Confidential Material").

                      (b) All Confidential Material shall be disclosed to Executive in confidence. Except in performing his duties hereunder, Executive shall not, during the Term and at all times thereafter, disclose or use any Confidential Material other than for Company purposes.

                      (c) All records, files, drawings, documents, equipment and other tangible items containing Confidential Material shall be the Company's exclusive property, and, upon termination of this Agreement, or whenever requested by the Company, Executive shall promptly deliver to the Company all of the Confidential Material (and copies thereof) that may be in Executive's possession or control. The Company hereby represents and warrants that it shall give custody of such Confidential Material to a escrow agent, with terms acceptable to both the Company and the Executive, for a three-year period at an annual cost not to exceed $3,000.

                      (d) The foregoing restrictions shall not apply if (i) such Confidential Material has been publicly disclosed (not due to a breach by Executive of his obligations hereunder or by breach of any other person of a fiduciary or confidential obligation to the Company) or (ii) Executive is required to disclose Confidential Material by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction; PROVIDED, HOWEVER, that Executive shall, prior to any such disclosure, immediately notify the Company of such requirement; PROVIDED, FURTHER, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Material to be so disclosed on such terms as it shall determine.

                  4.3 NON-COMPETITION. (a) The Executive shall not, during the Term, Control any Person which is engaged, directly or indirectly, or Participate in any business that is competitive with the Company's business of developing, operating or expanding a facilities-based telecommunications voice or data network within any country in any European Union member state, Switzerland or any country (excluding the Americas) in which the Company currently has a switch or point of presence for either origination or termination of voice or data transmissions or in which the Company is so engaged in business or proposes to be so engaged in business in accordance with its strategic business plan current at the time of the Termination (including the solicitation of any customer of the Company on behalf of any competitor or any other business, directly, indirectly on behalf of himself or any other Person) (collectively, "Competitive Activities"); PROVIDED, HOWEVER, that nothing in this Agreement shall preclude Executive from owning less than 5% of any class of publicly traded equity of any Person engaged in any Competitive Activity. Notwithstanding the immediately preceding sentence, if the Company has ceased to so provide such services within any such country at the time of Executive's Termination (or any time thereafter), the covenant set forth in the immediately preceding sentence shall no longer be applicable to such any such business in such country.

                      (b) Upon any Termination, the Executive shall not, for himself or any third party, directly or indirectly, for a period of one-year following the date of such Termination engage in Competitive Activities.

                4.4   EXECUTIVE INVENTIONS AND IDEAS.

                      (a) Executive hereby agrees to assign to the Company, without further consideration, his entire right, title and interest (within the United States and all foreign jurisdictions), to any Intellectual Property created, conceived, developed or reduced to practice by Executive (alone or with others), free and clear of any lien or encumbrance. If any Intellectual Property shall be deemed patentable or otherwise registrable, Executive shall assist the Company (at its expense) in obtaining letters patent or other applicable registration therein and shall execute all documents and do all things (including testifying at the Company's expense) necessary or appropriate to obtain letters patent or other applicable registration therein and to vest in the Company, or any affiliate specified by the Board.

                      (b) Should the Company be unable to secure Executive's signature on any document necessary to apply for, prosecute, obtain or enforce any patent, copyright or other right or protection relating to any Intellectual Property, whether due to Executive's Disability or other reason, Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and on Executive's behalf and stead and to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance and other enforcement of patents, copyrights or other rights or protections with the same effect as if executed and delivered by Executive.

                  4.5 ENFORCEMENT.

                      (a) Executive acknowledges that violation of any covenant or agreement set forth in this Article IV would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and, therefore, upon any breach by Executive of this Article IV, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages, and all of the Company's rights and remedies shall be unrestricted.

                      (b) If any provision of this Agreement, or application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction or be found in an arbitration proceeding to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to any other person, place and circumstance shall remain in full force and effect. It is the intention of the parties hereto that the covenants contained herein shall be enforced to the maximum extent (but no greater extent) in time, area, and degree of participation as is permitted by the law of the jurisdiction whose law is found to be applicable to the acts allegedly in breach of this agreement, and the parties hereby agree that the court making any such determination shall have the power to so reform the Agreement.

                      (c) The Executive understands that the provisions of this
Article IV may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that
(i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) such provisions contain reasonable limitations as to time and the scope of activity to be restrained; and (iii) the consideration provided under this Agreement, including, without limitation, any amounts or benefits provided under Article V hereof, is sufficient to compensate Executive for the restrictions contained in this Article IV. In consideration of the foregoing and in light of Executive's education, skills and abilities, Executive agrees that he will not assert, and it should not be considered, that any provisions of this Article IV prevented him from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

                      (d) Each of the covenants of this Article IV is given by Executive as part of the consideration for this Agreement and as an inducement to the Company to enter into this Agreement and accept the obligations hereunder.

                                    ARTICLE V

                                   TERMINATION

                  5.1 TERMINATION OF AGREEMENT. Except as otherwise provided, this Agreement shall become invalid upon any Termination of employment.

                  5.2 PROCEDURES APPLICABLE TO TERMINATION.

                      (a) TERMINATION FOR CAUSE. The Executive may be terminated for Cause, upon prior written notice from the Board to Executive for termination for Cause provided that Executive, with his counsel, shall have had the opportunity during such period to be heard at a meeting of the Board concerning such determination. The Executive's right to be heard in connection with a Termination shall not otherwise effect the rights and obligations hereunder.

                      (b) RESIGNATION FOR GOOD REASON. The Executive may terminate his employment for Good Reason, upon prior written notice from Executive to the Board of his intent to resign for Good Reason provided that Executive, with his counsel, shall have met with the Board, if requested by the Board, during such period with respect to his intent to resign. The Executive's obligation to be heard in connection with a Termination shall not otherwise effect the rights and obligations hereunder.

                      (c) TERMINATION WITHOUT CAUSE. The Executive may be terminated without Cause, upon prior written notice from the Board to Executive, by a vote of the Board, provided that Executive, with his counsel, shall have had the opportunity during such period to be heard at a meeting of the Board with respect to such determination. The Executive's right to be heard in connection with a Termination shall not otherwise effect the rights and obligations hereunder.

                      (d) TERMINATION FOR DISABILITY. The Executive may be terminated for Disability, upon prior written notice from the Board to Executive, by a vote of the Board, provided that Executive, with his counsel, shall have had the opportunity during such period to be heard at a meeting of the Board with respect to such determination. The Executive's right to be heard in connection with a Termination shall not otherwise effect the rights and obligations hereunder.

                      (e) TERMINATION UPON A CHANGE OF CONTROL. Upon the occurence of any transaction resulting in a Change of Control, the Executive may terminate his employment by providing written notice of such termination to the Company within 60 days of the effective date of such Change of Control.

                  5.3 OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                      (a) ALL TERMINATIONS. Upon any Termination, the Company shall pay to Executive, or, upon Executive's Disability, to his heirs, estate or legal representatives, as the case may be, the following:

                          (i) all Accrued Obligations in a lump sum within 10
days after the date of Termination; and

                          (ii) all benefits accrued by Executive as of the date
of Termination under all qualified and nonqualified retirement, pension, profit sharing and similar plans of the Company to such extent, in such manner and at such time as are provided under the terms of such plans and arrangements.

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                      (b) TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD
REASON. If the Board terminates Executive's employment without Cause (excluding Termination because of Disability), or if Executive resigns for Good Reason, in addition to the amounts payable under Section 5.3(a) hereof:

                          (i) The Company shall pay Executive the Severance
Payment in a lump sum within 10 days after the date of Termination; and

                          (ii) The Company shall continue all benefits coverage
of Executive and any dependents then provided under its benefit plans or policies for the unexpired portion of the Term.

                      (c) TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON. If the Board terminates Executive's employment for Cause, or if Executive resigns without Good Reason, Executive shall only be entitled to the amounts payable under Section 5.3(a) hereof.

                      (d) TERMINATION FOR DISABILITY. Upon Termination of Executive because of a Disability, in addition to the amounts payable under
Section 5.3(a) hereof, the Company shall pay the aggregate Disability Payment for the greater of (i) three years (in accordance with the Company's regular payroll practices then in existence) and (ii) the period covered by any Disability Plan.

                      (e) TERMINATION UPON A CHANGE OF CONTROL. If Executive provides Notice of Termination of employment within 60 days of the date that a Change of Control occurs, in addition to the amounts payable under Section 5.3(a) hereof, Executive shall be entitled to the benefits provided below, without regard to any contrary provision of any plan:

                          (i) INSURANCE COVERAGE. The Company shall arrange to
provide Executive (and dependents, if applicable) with life, disability (to the extent available at standard commercial rates), accident, dental and medical benefits substantially equivalent to those which Executive receives, or was entitled to receive, from the Company immediately before a Change of Control of the Company. Such benefits shall be provided for the longer of (x) thirty six
(36) months after such Date of Termination or (y) the period during which such benefits would have been provided to Executive, as a terminated employee, under the applicable life, disability, accident, dental and medical plans in effect immediately before a Change of Control of the Company (except that after a period of thirty six (36) months such benefits shall be provided on the same financial terms and conditions as provided for under the respective plans).

                          Should it be determined that any of the medical
benefits to be provided to Executive (and dependents, if applicable) under this subparagraph could be included in Executive's gross income for federal, state or local tax purposes, then the following shall apply:

                               (A) If Executive is retirement eligible on
Executive's Date of Termination, then Executive shall participate in the Company's medical benefit plans as if Executive retired from the Company on Executive's Date of Termination, except that the Company shall provide such medical coverage at no cost to Executive for three

(3) years following Executive's Date of Termination. Thereafter, Executive shall participate therein on the same terms as other retired employees; and

                               (B) If Executive is not eligible for retirement
upon Executive's Date of Termination, Executive will no longer continue to participate in the Company's medical benefit plans and (i) the Company shall provide Executive with a cash payment in an amount equal to the amount required by Executive to pay for coverage under COBRA for the first eighteen (18) months following Executive's loss of medical coverage, and thereafter, (ii) the Company shall, for the subsequent eighteen (18) months, purchase for Executive, at its cost, a policy of medical insurance providing benefits substantially similar to the benefits Executive would have received under the Company's medical benefit plans.

                          (ii) RETIREMENT BENEFITS. (A) The Company shall pay
Executive, at the time Executive is entitled to be paid a retirement pension under the Retirement Program, a retirement pension equal to the greater of (x) an amount computed in accordance with the terms of any Retirement Program in effect immediately before the Change of Control, or (y) an amount computed in accordance with the terms of the Retirement Program in effect immediately before the Date of Termination, in either case less the amount of retirement pension actually to be paid to Executive under the Retirement Program. In computing the amounts of Executive's retirement pension hereunder and vesting thereunder, three years shall be added to Executive's actual age and to actual service under the Retirement Program so that Executive's retirement pension will be the amount it would have been if Executive had been three years older than Executive actually were, and had three years more years of service than Executive actually had, on the Date of Termination.

                               (B) If for any reason, the retirement benefits
cannot be paid under the tax-qualified portion of the Retirement Program, the Company shall provide such benefits to Executive through the purchase, and delivery to Executive, of a non-qualified annuity from an insurance company, or Executive may elect to receive a lump sum payment for the benefits.

                          (iii) FINANCIAL COUNSELING. The Company shall, within
60 days of the Date of Termination, make available to Executive financial counseling, tax counseling and tax preparation services. Executive may select the organization that will provide such services. However, the Company's obligation to provide Executive benefits under this subparagraph (iii) shall be limited to $10,000. The Company shall provide to Executive any information Executive request regarding Executive's personal and financial situation that Executive wish to provide to the financial counseling firm in order for the firm to provide the counseling services required by this subparagraph (iii).

                          (iv) SEVERANCE PAYMENT. Upon a Change of Control, the
Company shall pay the Severance Payment to Executive not later than the fifth day following the Date of Termination.

                          (v) NO REDUCTION IN SEVERANCE PAYMENT. The Severance
Payment shall not be reduced regardless of whether the Company can properly deduct amounts paid pursuant to Code section 280G.

                          (vi) GROSS UP PAYMENT (A) If it shall be determined
that a Payment would be subject to an Excise Tax, then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Executive of Income Tax and Excise Tax imposed upon the Gross-Up Payment, Executive shall retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. Such payment shall be made as soon as practicable.

                               (B) All determinations required to be made
hereunder, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the public accounting firm that is retained by the Company as of the date immediately before a Change of Control of the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a Change of Control of the Company, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined hereunder shall be paid by the Company to Executive within ten (10) days of the Determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, Executive may request the Accounting Firm to furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies hereunder, and Executive thereafter is required to make payment of any Excise Tax or Income Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive's benefit.

                          (C) Executive shall notify the Company in writing of
any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or the Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                              (1) give the Company any information reasonably
requested by the Company relating to such claim,

                              (2) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                              (3) cooperate with the Company in good faith in
order effectively to contest such claim, and

                              (4) permit the Company to participate in any
proceeding relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or Income Tax imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (vi)(C), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED FURTHER, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or Income Tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and PROVIDED FURTHER, that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                              (D) If, after the receipt by Executive of an
amount advanced by the Company, Executive become entitled to receive, and receive, any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company, a determination is made that Executive shall not be entitled to any refund with respect to such claims and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid.

                              (vii) VESTING. Upon a Change of Control, all
incentive compensation awards, whether stock options, restricted stock or otherwise, which have not previously vested, shall automatically be deemed to have vested and Executive may exercise such awards in accordance with the terms and conditions of the award as if Executive were still employed by the Company.

                              (viii) CONSULTANCY ENGAGEMENT. (A) Upon the
occurrence of a Change of Control and provision of Notice of Termination by the Executive, the Company may elect to require Executive to provide consulting services for a six- (6) month period commencing the date of such election. Such election shall be made by the Company's provision to Executive of written notice made no later than thirty (30) days after the receipt of any Notice of Termination by the Executive.

                                     (B) If such election is made, Executive
agrees to accept such engagement, in accordance with the following terms and conditions: Executive shall be available to render such advisory and consultative services up to thirty five (35) hours per week, but no more than 120 hours in any calendar month during the Term. Such services will be performed during normal business hours, Monday through Friday, national and New York State holidays excepted, and subject to reasonable absences for vacation and personal reasons (with respect to any particular week). No more than ten (10) days away from the New York metropolitan area, including travel, shall be required in any calendar month.

                                     (C) As consideration for Executive's
services hereunder, the Company shall pay Executive a Consulting Fee equal to 125% of the Base Salary in effect immediately before the Change of Control and 125% of Bonus Award for the prior fiscal year pro rated for the six month term and paid on a semi-monthly basis in accordance with regular payroll practices prior to the Change of Control. Such fee shall be paid without regard to the number of hours of services actually provided pursuant to the terms hereof if the Company does not request the Executive to provide the maximum number of hours.

                                     (D) The Company shall supply Executive with
all materials which the Executive may reasonably require and shall reimburse Executive for any reasonable out-of-pocket expenses incurred in providing services, including, but not limited to, first class travel if services are required to be provided outside of New York State.

                                     (E) Executive shall be indemnified by the
Company against reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature, to which he is made a party by reason of his then providing or having provided services to the Company hereunder.

                                     (F) The Non-Competition period set forth in
Section 4.3 hereof shall commence on the last date of employment of Executive (as specified in the Notice of Termination), regardless of whether the Company exercises its option hereunder.

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                              (ix) NO DUTY TO MITIGATE. Executive shall not be
required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise; provided, however, should Executive become reemployed in a job which (a) offers medical plan benefits which are equal to or greater than the medical plan benefits provided to Executive under subparagraph 3.4(a), and (b) such medical plan benefits are offered to Executive at no cost, Executive shall no longer be eligible to receive medical plan benefits under this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS

                  6.1 EXECUTIVE ACKNOWLEDGMENT. The Executive acknowledges that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

                  6.2 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Executive's heirs and representatives and the Company's successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of assets or stock, liquidation, or otherwise), by agreement in form and substance reasonably satisfactory to Executive, to assume performance of this Agreement in the same manner that the Company would have been required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of the Company in accordance with the operation of law.

                  6.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

                           (a)      if to the Board or the Company, to:

                                    Viatel, Inc.
                                    685 Third Avenue, 24th Floor
                                    New York, New York 10017
                                    Attention:  General Counsel

                           (b)      if to Executive, to:

                                    62 Clonmel Road
                                    London SW6 UK

                                    with a copy to:

Any such address may be changed by written notice sent to the other party at the last recorded address of that party.

                  6.4 TAX WITHHOLDING. The Company shall provide for the withholding of any taxes required to be withheld under federal, state and local law (other than the employer's portion of such taxes) with respect to any payment in cash and/or other property made by or on behalf of the Company to or for the benefit of Executive under this Agreement or otherwise. The Company may, at its option: (i) withhold such taxes from any cash payments owing from the Company to Executive, (ii) require Executive to pay to the Company in cash such amount as may be required to satisfy such withholding obligations and/or (iii) make other satisfactory arrangements with Executive to satisfy such withholding obligations.

                  6.5 NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly provided in Section 6.2 hereof, this Agreement is not assignable by any party, and no payment to be made hereunder shall be subject to alienation, sale, transfer, assignment, pledge, encumbrance or other charge. Except for the Company and its existing and future subsidiaries, no Person shall be, or deemed to be, a third party beneficiary of this Agreement.

                  6.6 EXECUTION IN COUNTERPARTS. This Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

                  6.7 JURISDICTION AND GOVERNING LAW. Jurisdiction over disputes with regard to this Agreement shall be exclusively in the courts of the State of New York, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York as applied to contracts capable of being wholly performed in such State.

                  6.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement embodies the entire understanding of the parties hereto, and supersedes all prior employment and related agreements, regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by both of the parties hereto.

                  6.9 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

                  6.10 SURVIVAL. Notwithstanding anything to the contrary herein, Section Article IV, Section 5.3 and Article VI of this Agreement shall survive termination of this Agreement or Termination for any reason whatsoever.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered thisAgreement as of the day first written above.

                                  VIATEL, INC.

                                  By: /s/ MICHAEL J. MAHONEY
                                      --------------------------------

                                  EXECUTIVE

                                  /s/ WILLIAM C. MURPHY
                                  ------------------------------------

                                  William C. Murphy



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